Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 002-82117, 033-24646, 033-46961, 033-53192, 033-60654, 033-70206, 033-52967, 033-58519, 333-03417, 333-51911, 333-75905, 333-40370 and 333-116362, all on Form S-8, of our reports dated March 4, 2005, relating to the consolidated financial statements of Perini Corporation, the financial statement schedule and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Perini Corporation for the year ended December 31, 2004.

Deloitte & Touche LLP

Boston, Massachusetts
March 4, 2005